Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

2021 SALES AND EARNINGS AND 2022 DIVIDEND

Eau Claire, Wisconsin (February 11, 2022) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2021 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the Company’s sales, Maryjo Cohen, President, stated, “Net 2021 consolidated sales rose $3.1 million (0.9%) from 2020’s levels to $355.8 million. The increase was due to higher Defense segment shipments from its backlog (up $4.9 million or 2.1%) offset in part by reduced sales at the Housewares segment (down $1.7 million or 1.5%). The Housewares segment’s sales decline was largely due to the massive disruption of supply chains that flowed from government policies intended to eradicate the COVID virus. Safety segment sales were essentially flat and also hampered by supply chain logistics.

In connection with earnings, Cohen noted, “Net consolidated earnings decreased by $21.3 million (45.4%) to $25.7 million ($3.64 per share) from 2020’s $47.0 million ($6.67 per share). Operating profits for all segments were down. The issues stemming from government COVID policies referenced above played a significant part. Defense operating earnings were down 3% due to a combination of a less favorable mix and to inefficiencies resulting from those policies that led to labor shortages and delays in securing materials. The segment’s results were also unfavorably impacted by storm damage that led to the shutdown of one of its lines for several months. Housewares/Small Appliance experienced an operating loss largely due to massive increases in ocean freight and material costs, all stemming from those same government COVID policies. It was unable to fully offset those increases with customer price increases. A significant write-down of Safety segment assets in keeping with the determination of current realizable value had a sizable negative impact on that segment’s operating results. Other income declined, largely due to the Federal Reserve Board’s decision to hold yields near zero despite ongoing inflation.

When asked about 2022, Ms. Cohen commented, “The year promises to be filled with challenges. Pundits do not expect the supply chain issues to be resolved until late in the year, if then. Labor likewise is expected to remain tight. Inflation appears to be here to stay. The Housewares/Small Appliance segment’s profitability will be dependent both on securing goods on a timely basis and maintaining prices at levels that absorb cost increases. Once again, the Defense segment will be entering a new year with a healthy backlog. Assuming reasonable execution in the face of logistics challenges, the segment should enjoy another solid year. Although progress is expected, the startup Safety segment will face the same logistics issues as the other segments.”

The Board of Directors of National Presto Industries, Inc. announced today the 2022 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $3.50. The 2022 dividend is the most recent in an unbroken history of seventy-eight years. The record date for the dividend will be ‐‐‐‐March 1, 2022, and the payment date, March ‐‐‐15, 2022. In addition, the Board confirmed May 17, 2022, as the date of the Company’s 2022 annual meeting of shareholders. The record date for the annual meeting will be March 25, 2022.

Exhibit 99.1

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety segment currently consists of two startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first owner-maintained fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	YEAR ENDED DECEMBER 31
	2021	2020
Net Sales	$355,777,000	$352,627,000
Net Earnings	$25,654,000	$46,958,000
Net Earnings Per Share	$3.64	$6.67
Weighted Shares Outstanding	7,044,000	7,038,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

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